Exhibit 3.1

FORM OF

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES N-7 CONVERTIBLE PREFERRED STOCK

The undersigned, Chief Executive Officer of Panacea Life Sciences Holdings, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on June 30, 2023;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid in accordance with the corporation law of the State of Nevada, and as set forth in this Certificate of Designations, Preferences, Rights and Limitations of Series N-7 Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series N-7 Convertible Preferred Stock, which will consist of 78,530 shares of Series N-7 Convertible Preferred Stock, par value $0.0001 per share, which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designations, Preferences, Rights and Limitations of Series N-7 Preferred Stock in accordance with the foregoing resolution and the provisions of Nevada law.

ARTICLE I

Series N-7 Preferred Stock

Section 1. Designation and Amount. The Corporation shall be authorized to issue 78,530 shares of Series N-7 Convertible Preferred Stock, par value $0.0001 per share (the “Series N-7 Preferred Stock”), which will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series N-7 Preferred Stock. The designations, powers, preferences, rights and restrictions granted or imposed upon the Series N-7 Preferred Stock are as set forth in this Certificate of Designation (this “Certificate of Designations”). Each share of Series N-7 Preferred Stock shall have a stated value of $100.00 (the “Stated Value”).

Section 2. Ranking and Voting.

Ranking. The Series N-7 Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Corporation’s common stock, par value 0.001 per share (“Common Stock”), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Corporation and existing and outstanding preferred stock of the Corporation.

Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series N-7 Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors. With respect to any voting rights of the Series N-7 Preferred Stock set forth herein, the Series N-7 Preferred Stock shall vote as a class, each share of Series N-7 Preferred Stock shall have one vote on any such matter, and any such approval may be given via a written consent in lieu of a meeting of the Series N-7 Holders. Any reference herein to a determination, decision or election being made by the “Majority Holders” shall mean the determination, decision or election as made by Holders holding a majority of the issued and outstanding shares of Series N-7 Preferred Stock at such time.

Section 3. Protective Provisions.

A. So long as any shares of Series N-7 Preferred Stock are outstanding, the Corporation may not, without the affirmative approval of the Majority Holders, (i) alter or change adversely the powers, preferences or rights given to the Series N-7 Preferred Stock or alter or amend this Certificate of Designations, (ii) amend its Articles of Incorporation, as amended, or other charter documents in breach of any of the provisions hereof, (iii) increase the authorized number of shares of Series N-7 Preferred Stock; or (iv) enter into any binding agreement with respect to any of the foregoing.

Section 4. Liquidation.

A. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any Deemed Liquidation Event (as defined below), after payment or provision for payment of debts and other liabilities of the Corporation, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series N-7 Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series N-7 Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series N-7 Preferred Stock equal to (i) the Stated Value plus (ii) any accrued but unpaid dividends, the Default Adjustment (as defined herein), if applicable, Failure to Deliver Fees (as defined herein), if any, and any other fees as set forth herein (the amounts in this clause (ii) collectively, the “Adjustment Amount”).

B. A “Deemed Liquidation Event” means: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

B. If, upon any liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, the assets of the Corporation will be insufficient to make payment in full to all Holders of the liquidation preferences hereunder, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Section 5. Conversion.

A. Conversion Right. The Holder shall have the right from time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the Issuance Date, to convert all or any part of the outstanding Series N-7 Preferred Stock into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Corporation into which such Common Stock shall hereafter be changed or reclassified at the Conversion Rate determined as provided herein (a “Conversion”); provided, however, that in no event shall any Holder be entitled to convert any portion of the Series N-7 Preferred Stock in excess of that number of Series N-7 Preferred Stock that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series N-7 Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series N-7 Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holder. The number of shares of Common Stock to be issued upon each conversion of Series N-7 Preferred Stock shall be determined by multiplying the Conversion Amount (as defined herein) by the Conversion Rate (as defined herein) then in effect on the date specified in the notice of conversion (the “Notice of Conversion”), attached hereto as Exhibit A, delivered to the Corporation by a Holder in accordance with the terms hereof; provided that the Notice of Conversion is submitted by e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation before 6:00 p.m., Denver, Colorado time on such conversion date (the “Conversion Date”); however, if the Notice of Conversion is sent after 6:00 p.m., Denver, Colorado time the Conversion Date shall be the next business day.

B. Conversion Rate. Each share of Series N-7 Preferred Stock convert into fully paid and non-assessable shares of Common Stock in an amount equal to 100 shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) for each one share of Series N-7 Preferred Stock surrendered (the “Conversion Rate”). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

C. Authorized Shares. The Corporation covenants that during the period the conversion right exists, the Corporation shall reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Series N-7 Preferred Stock issued. The Corporation represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Corporation shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Series N-7 Preferred Stock shall be convertible at the then current Conversion Rate, the Corporation shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series N-7 Preferred Stock. The Corporation (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Series N-7 Preferred Stock, and (ii) agrees that its issuance of the Series N-7 Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of the Purchase Agreement and the Series N-7 Preferred Stock.

D.	Method of Conversion.

i. Mechanics of Conversion. As set forth in hereof, the shares of Series N-7 Preferred Stock may be converted by the Holder thereof, either as to all of such Holder’s shares of Series N-7 Preferred Stock or as to a portion of such Holder’s shares of Series N-7 Preferred Stock, at any time from time to time after one hundred eighty (180) days following the Issuance Date, by submitting to the Corporation a Notice of Conversion (by e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and within five (5) days following such conversion surrendering the converted Series N-7 Preferred Stock to the Corporation’s transfer agent.

ii. Surrender of Series N-7 Preferred Stock Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series N-7 Preferred Stock in accordance with the terms hereof, the converting Holder shall be required to physically surrender any certificate representing the Series N-7 Preferred Stock being converted to the Corporation (or its transfer agent) and, in the event that less than all of the Series N-7 Stock represented by such certificate is being converted, the Corporation shall return to the applicable Holder a new certificate representing the unconverted shares of Series N-7 Preferred Stock.

iii. Delivery of Common Stock Upon Conversion. Upon receipt by the Corporation from a Holder of an e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as set forth herein, and the certificate representing the Series N-7 Preferred Stock as required herein, the Corporation shall issue and deliver or cause to be issued and delivered to or upon the order of the applicable Holder certificates for the Common Stock issuable upon such conversion, and any replacement certificate representing the unconverted shares of Series N-7 Preferred Stock, if applicable, within ten (10) business days after such receipt (the “Deadline”). Upon receipt by the Corporation of a Notice of Conversion, the applicable Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Series N-7 Preferred Stock held by such applicable Holder shall be reduced to reflect such conversion, and, unless the Corporation defaults on its obligations hereunder, all rights with respect to the shares of Series N-7 Preferred Stock being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the applicable Holder shall have given a Notice of Conversion as provided herein and comply with the other requirements herein, the Corporation’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the applicable Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the applicable Holder of any obligation to the Corporation, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the applicable Holder in connection with such conversion.

iv. Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the applicable Holder and its compliance with the provisions set forth herein, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Holder by crediting the account of applicable Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian system.

vi. Concerning the Shares. The shares of Common Stock issuable upon conversion of the Series N-7 Preferred Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the applicable Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series N-7 Preferred Stock shall be removed and the Corporation shall issue to the applicable Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series N-7 Preferred Stock such security is registered for sale by the applicable Holder under an effective registration statement filed under the Securities Act.

E.	Effect of Certain Events.

i. Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Series N-7 Preferred Stock are outstanding and prior to conversion of all of the Series N-7 Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then each Holder shall thereafter have the right to receive upon conversion of the Series N-7 Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which such Holder would have been entitled to receive in such transaction had the Series N-7 Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series N-7 Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Corporation shall not effect any transaction described in this section unless (a) it first gives, to the extent practicable, ten (10) days’ prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets, or the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the rights, preferences afforded to the Holders hereunder and obligations set forth herein. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

ii. Adjustment Due to Distributions. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then each Holder shall be entitled to receive the applicable portion of such Distribution on an as-converted-to-Common-Stock basis, assuming that the Series N-7 Preferred Stock were converted to Common Stock on the day immediately prior to the record date for holders of the Common Stock entitled to receive such Distribution, but, for the avoidance of doubt, without any conversion to Common Stock actually being required.

iii. Corporation’s Redemption Option. Notwithstanding anything herein to the contrary, at any time during the period beginning on the date of the issuance of shares of Series N-7 Preferred Stock (the “Issuance Date”) and ending on the date which is one hundred eighty (180) days following the Issuance Date (the “Redemption Period”), the Corporation shall have the right, at the Corporation’s option, to redeem all or any portion of the shares of Series N-7 Preferred Stock, exercisable on not more than three (3) business days prior written notice to the Holders, in full, in accordance with this Section E(iii). Any notice of redemption hereunder (an “Optional Redemption Notice”) shall be delivered to each Holder at its registered addresses and shall state: (1) that the Company is exercising its right to redeem the Series N-7 Preferred Stock; and (2) the date of redemption which shall be not more than three (3) business days from the date of the Optional Redemption Notice. On the date fixed for redemption in the Optional Redemption Notice (the “Optional Redemption Date”), the Company shall make payment of the Optional Redemption Amount (as defined herein) to the applicable Holder. If the Company exercises its right to redeem the Series N-7 Preferred Stock, the Company shall make payment to the applicable Holder(s) of an amount in cash equal to (i) the total number of Series N-7 Preferred Stock held by the applicable Holder multiplied by (ii) the Stated Value (the “Optional Redemption Amount”). If the Corporation delivers an Optional Redemption Notice and fails to pay the Optional Redemption Amount due to the applicable Holder within five (5) business days following the Optional Redemption Date, the Corporation shall forever forfeit its right to redeem the Series N-7 Preferred Stock pursuant to this Section E(iii).

F. Stock Register. The Corporation will keep at the offices of the transfer agent, a register of the Series N-7 Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series N-7 Preferred Stock, and amounts so converted and the dates of such conversions. Upon the surrender of any certificate representing Series N-7 Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

G. Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered Holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Series N-7 Preferred Stock.

Section 6. Miscellaneous.

A. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series N-7 Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

B. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

C. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or email to a Holder, to the address of the Holder as set forth in the books and records of the Corporation. Any notice or other communication required or permitted to be given hereunder shall be deemed effective: (a) upon hand delivery or delivery by email, with accurate confirmation (if delivered on a business day during normal business hours where such notice is to be received), or the first (1st) business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

D. Jurisdiction. Any action brought by any party against any other concerning this Certificate of Designations shall be brought only in the state courts or in the federal courts located in the State of Nevada. The Corporation and each Holder hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Corporation and each Holder waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Certificate of Designations is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Certificate of Designations. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with the Series N-7 Preferred Stock by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

E. Remedies. The Corporation and each Holder acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to the Corporation or the Holder, as applicable, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Corporation and each Holder acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designations will be inadequate and agrees, in the event of a breach or threatened breach of the provisions of this Certificate of Designations, that the Corporation or the Holders, as applicable, shall be entitled, in addition to all other available remedies at law or in equity, (the parties will not be entitled of any punitive damages or penalties, but, only real and actual damages), to an injunction or injunctions restraining, preventing or curing any breach of this Certificate of Designations and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

G. Further Assurances. The Corporation shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as ant Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Designation and any of the rights and preferences set forth herein including but not limited to the conversion of the Series N-7 Preferred Shares into shares of common stock whether by Rule 144 or a court approved settlement of conversion of the Series N-7 Preferred Shares into shares of common stock pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

F. Headings. The headings contained herein are for convenience only and will not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this June 29, 2023.

PANACEA LIFE SCIENCES HOLDINGS, INC.

By:
Name:	Leslie Buttorff
Title:	Chief Executive Officer

EXHIBIT A

PANACEA LIFE SCIENCES HOLDINGS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences, Rights and Limitations of the Series N-7 Convertible Preferred Stock of PANACEA LIFE SCIENCES HOLDINGS, INC. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series N-7 Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of PANACEA LIFE SCIENCES HOLDINGS, INC., a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: __________________________________________________

Number of Preferred Shares to be converted:____________________________

Share certificate no(s). of Preferred Shares to be converted: _______________

Tax ID Number (If applicable): _________________________________________

Conversion Rate: 100

Number of shares of Common Stock to be issued: ________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: _____________________________________________________________

______________________________________________________________

Address: _____________________________________________________________

Telephone Number: ___________________________________________________

Email: _____________________________________________________

Holder: _______________________________________________________________

By: __________________________________________________

Title: ________________________________________________

Dated: _______________________________________________

Account Number (if electronic book entry transfer): ____________________________________

Transaction Code Number (if electronic book entry transfer): ____________________________